EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-142335) and Form S-8 (No. 333-115240) of Pure Cycle Corporation of our report dated November 13, 2009, related to the financial statements and the effectiveness of internal control over financial reporting (which expresses an unqualified opinion), which appears on page 33 of this annual report on Form 10-K for the fiscal year ended August 31, 2009.
/s/ GHP HORWATH, P.C.
Denver, Colorado
November 13, 2009